Ex. 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2012 FIRST QUARTER RESULTS
23% Increase in Revenue Generated 40% Increase in Net Income

$952 Million in Bids Outstanding

Reaffirms 2012 Guidance

Edgewood, NY – May 8, 2012 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the 2012 first quarter ended March 31, 2012.

First Quarter 2012 vs. 2011
•	Revenue increased 23.2% to $19,721,095 from $16,009,608;
•	Gross margin was 25.2%, compared to 24.0%;
•	Selling, General and Administrative (S, G & A) expenses as a percentage of revenue were 10.7%, compared to 11.2%;
•	Pre-tax income increased 34.7% to $2,710,320, compared to $2,012,050; and,
•	Net income increased 40.3% to $1,919,320, or $0.27 per diluted share, compared to $1,368,050, or $0.19 per share.

Edward J. Fred, CPI Aero’s President & CEO, stated, “The first quarter 23.2% increase in revenue was accompanied by an improvement in gross margin and lower S, G & A expenses as a percentage of revenue, resulting in a 40.3% increase in net income as compared to the first quarter of 2011.”

Mr. Fred continued, “Contributing to the top line growth was a 190.5% increase in revenue generated from commercial contracts (accounting for approximately 28% of total revenue) and a 41.6% increase in revenue generated from prime government contracts (accounting for approximately 10% of total revenue).  There was a slight decrease in revenue generated from government subcontracts (accounting for approximately 62% of total revenue).  Work performed on our three major subcontract awards: NGC E-2D program, the Gulfstream G650 program and Boeing A-10 program accounted for 32%, 20% and 15% of 2012 first quarter revenue, respectively.”

Mr. Fred added, “Thus far this year, we continued to receive large contract awards from existing and new customers.  As of May 4, 2012, we received a total of $32.2 million of new contract awards, which included approximately $31.4 million of government subcontract awards, approximately $0.6 million of commercial subcontract awards and approximately $0.2 million of government prime contract awards compared to a total of approximately $47 million of new contract awards, of all types, in the same period last year.

Mr. Fred added, “It is important to note that nearly a third of the value of the year-to-date total awards were from two new customers:  Goodrich Corporation and Embraer.  We look forward to additional orders as we have approximately $952 million in unawarded solicitations on which we have bid.  Unawarded solicitations include two bids totaling approximately $647 million to an international aerospace company for work on the Boeing 787.  To be consistent with the way in which we have historically reported unawarded solicitations, we felt that these bids should be in the total; however we also believe that the large increase in bids outstanding needed to be explained.”

Mr. Fred went on to say, “We are reaffirming our 2012 guidance which calls for revenue to be in the range of $95 million to $98 million, primarily due to continued work on our three major long-term programs.   With gross margin in the range of 25%-27%, we anticipate net income in the range of $12 million to $13 million.  Our first quarter results were in line with our expectations.  We are projecting the balance of 2012 to have a similar quarterly performance profile as 2011, with a strong second half and a particularly strong fourth quarter as our newest contracts begin to generate revenue and income. Our 2012 guidance has factored in the current defense budget environment and reflects the cuts mandated by the Budget Control Act of 2011.  However, it is still unclear whether or not sequestration will take effect in January 2013 and what the impact of even deeper cuts in defense spending will have on CPI Aero’s existing and projected defense contracts. Therefore, we believe it is imprudent to provide financial projections for 2013 until the second half of 2012 when we anticipate the federal budget situation will be more sufficiently defined.  We believe that timing of the guidance to the latter part of the year also more closely aligns ourselves with our industry peers.”

Mr. Fred concluded, “Finally, to support our expected growth in new orders, customers, programs and of course, revenue and profits over the coming years, we have amended and increased our credit lines to a combined borrowing capacity of $22.5 million.  Additionally, we have increased our work force to 165 people, and we are conducting our operations at our new, three times larger, 171,000 sq. ft. facility where we relocated in mid-December 2011.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, May 8, 2012 at 10:00 am ET to discuss first quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2011.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:
Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI Aero News Release                                                                                                                                Page 2
May 8, 2012

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2012	2011
	(Unaudited)
Revenue	$19,721,095	$16,009,608
Cost of Sales	14,756,709	12,159,504
Gross profit	4,964,386	3,850,104
Selling, general and administrative expenses	2,104,881	1,800,422
Income from operations	2,859,505	2,049,682
Interest expense	149,185	37,632
Income before provision for income taxes	2,710,320	2,012,050
Provision for income taxes	791,000	644,000
Net income	$1,919,320	$1,368,050

Basic net income per common share	$0.28	$0.20

Diluted net income per common share	$0.27	$0.19

Shares used in computing earnings per common share:
Basic	6,952,910	6,795,229
Diluted	7,228,061	7,193,073

CPI Aero News Release                                                                                                                                Page 3
May 8, 2012

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
ASSETS
Current Assets:
Cash	$530,578	$878,200
Accounts receivable, net	8,209,188	4,285,570
Costs and estimated earnings in excess of billings on uncompleted contracts	82,583,986	79,010,362
Deferred income taxes	257,000	257,000
Prepaid expenses and other current assets	450,452	662,326
Total current assets	92,031,204	85,093,458

Plant and equipment, net	2,990,250	2,629,569
Deferred income taxes	1,155,000	1,105,000
Other assets	108,080	112,080
Total Assets	$96,284,534	$88,940,107

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$11,721,567	$11,998,244
Accrued expenses	211,373	994,398
Current portion of long-term debt	1,694,480	887,380
Line of credit	17,600,000	16,100,000
Deferred income taxes	125,000	125,000
Income taxes payable	2,630,000	2,802,000
Total current liabilities	33,982,420	32,907,022

Long-term debt, net of current portion	4,351,306	889,239
Deferred income taxes	660,000	660,000
Other liabilities	518,598	457,639
Total Liabilities	39,512,324	34,913,900

Commitments

Shareholders’ Equity:
Common stock - $.001 par value, authorized 50,000,000 shares, issued 7,007,719 and 7,079,638 shares, respectively, and outstanding 7,007,719 and 6,946,381 shares, respectively	7,008	7,080
Additional paid-in capital	35,058,081	35,346,273
Retained earnings	21,754,171	19,834,852
Accumulated other comprehensive loss	(47,050)	(21,772)
Treasury stock, 133,257 and 121,834 shares, respectively (at cost)	----	(1,140,226)
Total Shareholders’ Equity	56,772,210	54,026,207
Total Liabilities and Shareholders’ Equity	$96,284,534	$88,940,107

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